Exhibit 10.1

REPLACEMENT PROMISSORY NOTE

(Revolving Line of Credit)

December 4, 2006

Borrower:	1-800 CONTACTS, INC.

Lender:	Zions First National Bank

Amount:	$40,000,000.00

Maturity:	June 1, 2009

For value received, Borrower promises to pay to the order of Lender at its Commercial Banking Group, 10 E. South Temple, Suite 200, UT KC02 0321, Salt Lake City, Utah, 84133, the sum of forty million dollars ($40,000,000.00) or such other principal balance as may be outstanding hereunder in lawful money of the United States with interest thereon calculated and payable as provided herein.

Definitions

Terms used in the singular shall have the same meaning when used in the plural and vice versa. As used in this Replacement Promissory Note (this “Promissory Note”), the term:

“Banking Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Utah are authorized or required to close and, when used in reference to an Interest Period, a day on which dealings in dollar deposits are also carried on in the London Interbank market and banks are open for business in London.

“Dollars” and the sign “$” mean lawful money of the United States.

“Event of Default” shall have the meaning set forth in the Loan Agreement

“Interest Period” means, with respect to any advance or balance for which interest is based on the LIBOR Rate, the period commencing on the date such advance is made or, as to an existing balance, the date selected by Borrower and ending, as Borrower may select, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Banking Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

a.              No Interest Period may extend beyond the termination of the Loan Agreement;

b.                                         No Interest Period may extend beyond the aforesaid Maturity Date or such later date to which it is extended; and

c.                                          If an Interest Period would end on a day that is not a Banking Business Day, such Interest Period shall be extended to the next Banking Business Day unless such Banking Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Business Day.

“LIBOR Rate” applicable to any Interest Period means the rate per annum quoted by Lender as its LIBOR Rate, rounded to the nearest thousandth. The LIBOR Rate shall be related to quotes for the London Interbank Offered Rate from the British Bankers Association Interest Settlement Rates, Lasser Marshall Inc., or other comparable services for the applicable Interest Period. This definition of LIBOR Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the interest rate used herein. The LIBOR Rate of Lender may not necessarily be the same as the quoted London Interbank Offered Rate quoted by any particular institution or service applicable to any Interest Period.

“Loan Agreement” means the Restated Loan Agreement dated February 27, 2004, between Lender and Borrower, together with any exhibits, amendments, addenda, and modifications.

“Prime Rate” means an index which is determined daily by the published commercial loan variable rate index held by any two of the following banks: J. P. Morgan Chase & Co., Wells Fargo Bank, National Association, and Bank of America, N.A. In the event no two of the above banks have the same published rate, the bank having the median rate will establish the Prime Rate. If, for any reason beyond the control of Lender, any of the aforementioned banks becomes unacceptable as a reference for the purpose of determining the Prime Rate used herein, Lender may, five days after posting notice in Lender’s bank offices, substitute another comparable bank for the one determined unacceptable. As used in this paragraph, “comparable bank” shall mean one of the ten largest commercial banks headquartered in the United States of America. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not the lowest rate at which Lender may make loans to any of its customers, either now or in the future.

Revolving Line of Credit

This Promissory Note shall be a revolving line of credit under which Borrower may repeatedly draw and repay funds, so long as no default has occurred hereunder or under the Loan Agreement.  All disbursements under this Promissory Note shall be made in accordance with the Loan Agreement and the amount available for disbursement shall be as provided in the Loan Agreement.

This Promissory Note succeeds and replaces that certain Promissory Note dated February 27, 2004 executed by Borrower in favor of Lender in the original principal amount of twenty-eight million dollars ($28,000,000.00) and that certain Replacement Promissory Note dated December 30, 2005 executed by Borrower in favor of Lender in the commitment amount of forty million dollars ($40,000,000.00).

Principal and interest shall be payable as follows: Interest accrued is to be paid monthly commencing December 1, 2006, and on the same day of each month thereafter.  All principal and unpaid interest shall be paid in full on June 1, 2009.

All payments shall be applied first to fees, then accrued interest, and the remainder, if any, to principal.

Interest shall accrue from the date of disbursement of the principal amount or portion thereof until paid, both before and after judgment, in accordance with the terms set forth herein.

Prime Rate or LIBOR Rate Election

Each advance under this Promissory Note shall initially bear interest based on the Prime Rate.

Provided no Event of Default has occurred, Borrower may elect at any time and from time to time to convert the interest rate on all or any portion of the outstanding principal balance from the Prime Rate based interest rate to the LIBOR Rate based interest rate by giving Lender two (2) Banking Business Days written notice of such election, specifying the amount of the outstanding principal balance to be converted and the Interest Period.  The amount for which such election is exercised must be two hundred fifty thousand dollars ($250,000.00) or multiples thereof.  An election to convert to the LIBOR Rate based interest rate may not be changed to the Prime Rate based interest rate without consent of Lender until expiration of the selected Interest Period.

Interest Based on Prime Rate

Interest based on the Prime Rate shall be at a variable rate computed on the basis of a three hundred sixty (360) day year as follows: the Prime Rate Applicable Margin (as defined in the Loan Agreement) per annum above the Prime Rate from time to time in effect, adjusted as of the date of any change in the Prime Rate.

Interest Based on LIBOR Rate

Interest based on the LIBOR Rate shall be calculated as follows:

1.                                       Interest shall be at a rate computed on the basis of a three hundred sixty (360) day year at a rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Applicable Margin (as defined in the Loan Agreement) per annum.

2.                                        Notwithstanding any other provision in this Promissory Note, if the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for Lender to maintain balances based on the LIBOR Rate, then upon notice to Borrower by Lender the outstanding principal amount of the balances based on the LIBOR Rate, together with interest accrued thereon, shall be repaid immediately upon demand of Lender if such change or compliance with such request, in the reasonable judgment of Lender, requires immediate repayment or, if such repayment is not required, at the election of Borrower shall be converted to a balance based on Prime Rate or repaid at the expiration of the last Interest Period to expire before the effective date of any such change or request.

3.                                       Notwithstanding anything to the contrary herein, if Lender reasonably determines (which determination shall be conclusive) that (a) quotations of interest rates are not being provided for purposes of determining the LIBOR Rate, or (b) the LIBOR Rate does not accurately cover the cost to Lender of making or maintaining advances based on the LIBOR Rate, then Lender may give notice thereof to Borrower, whereupon until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, then (1) the right of Borrower to request interest pricing based on the LIBOR Rate shall be suspended; and (2) Borrower shall repay in full the then outstanding principal amount based on LIBOR Rate together with accrued interest thereon, on the last day of the then current Interest Period applicable to such balance, or, at Borrower’s option, convert the outstanding principal balances based on LIBOR Rate to balances based on Prime Rate on the last day of the then current Interest Period applicable to such balances.

General

Borrower may prepay all or any portion of all Prime Rate based balances at any time without penalty. Any prepayment, in full or in part, of any LIBOR Rate based balances shall be subject to a prepayment fee if the Original LIBOR Rate (hereinafter defined) is greater than the Current LIBOR Rate (hereinafter defined) on the prepayment date. The prepayment fee shall be an amount equal to the net present value (using the Original LIBOR Rate plus one and five-tenths percent (1.5%) as the discount rate) of the prepaid principal amount over the remaining term of the respective Interest Period, times the difference between (i) the Current LIBOR Rate and (ii) the Original LIBOR Rate times the number of years and fractional years remaining until the end of the respective Interest Period. “Original LIBOR Rate” means the LIBOR Rate in effect as of the first day of the Interest Period applicable to any balances subject to the LIBOR Rate. “Current LIBOR Rate” means the LIBOR Rate on the date a prepayment of any balances subject to the LIBOR Rate is made for the Interest Period which most closely matches the period from the date the prepayment is received until the end of the Interest Period applicable to the balance prepaid.

Any prepayment received by Lender after 2:00 p.m. mountain standard or daylight time (whichever is in effect on the date the prepayment is received) shall be deemed received on the following Banking Business Day.

Upon default in payment of any principal or interest when due, whether due at stated maturity, by acceleration, or otherwise, all outstanding principal shall bear interest at a default rate from the date when due until paid, both before and after judgment, which default rate shall be 4 percent (4%) per annum above the foregoing rates and upon maturity of the applicable Interest Periods all balances bearing interest based on the LIBOR Rate shall be converted to balances bearing interest based on the Prime Rate.

Changes in the Prime Rate Applicable Margin and the LIBOR Rate Applicable Margin shall take effect on the later of (i) the first day of the month following forty-five (45) days after the end of each fiscal quarter of Borrower, or (ii) provided no Event of Default exists, the first day of the month following receipt by Lender of the annual financial statements as provided in Section 6.8, Financial Statements and Reports, of the Loan Agreement.

If, at any time prior to the maturity of this Promissory Note, this Promissory Note shall have a zero balance owing, this Promissory Note shall not be deemed satisfied or terminated but shall remain in full force and effect for future draws unless terminated upon other grounds.

This Promissory Note is made in accordance with the Loan Agreement and is secured by the collateral identified in and contemplated by the Loan Agreement.

If an Event of Default occurs, time being the essence hereof, then the entire unpaid balance, with interest as aforesaid, shall, at the election of the holder hereof and without notice of such election, become immediately due and payable in full.

If an Event of Default occurs, Borrower agrees to pay to the holder hereof all collection costs, including reasonable attorney fees and legal expenses, in addition to all other sums due hereunder.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Utah.

Borrower acknowledges that by execution and delivery of this Promissory Note, Borrower has transacted business in the State of Utah and Borrower voluntarily submits to, consents to, and waives any defense to the jurisdiction of courts located in the State of Utah as to all matters relating to or arising from this Promissory Note. EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER AND EXCEPT AS PROVIDED IN THE ARBITRATION PROVISIONS IN THE LOAN AGREEMENT, THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION OF ANY AND ALL CLAIMS, DISPUTES, AND CONTROVERSIES, ARISING UNDER OR RELATING TO THIS PROMISSORY NOTE. NO LAWSUIT, PROCEEDING, OR ANY OTHER ACTION RELATING TO OR ARISING UNDER THIS PROMISSORY NOTE MAY BE COMMENCED OR PROSECUTED IN ANY OTHER FORUM EXCEPT AS EXPRESSLY AGREED IN WRITING BY LENDER.

Borrower hereby waives presentment for payment, demand, protest, notice of protest, notice of protest and of non-payment and of dishonor, and consent to extensions of time, renewal, waivers or modifications without notice and further consent to the release of any collateral or any part thereof with or without substitution.

Borrower:

1-800 CONTACTS, INC.

By:
Robert G. Hunter, Chief Financial Officer